Exhibit 10.48

LOAN AND SECURITY AGREEMENT

between

Wabash River Energy, Ltd.,

as Borrower

and

Standard General Master Fund L.P.,

as Lender

Dated as of July 23, 2007

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 23, 2007, is made between Wabash River Energy, Ltd., an Indiana corporation (the “Company”), and Standard General Master Fund L.P., a Cayman Islands exempt limited partnership, or its designee or any successor lender that becomes a “Lender” under this Agreement (“Lender”).

The parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the respective meanings specified below:

“Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Assignment and Acceptance” shall mean an Assignment and Acceptance, in the form of Exhibit B, entered into by Lender and an assignee.

“Balloon Amount” shall mean $14,300,000 plus any amounts added to principal of the Loan pursuant to the terms of this Agreement less any prepayments under and in accordance with the provisions of Section 3.02.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Basic Documents” shall mean, collectively, (a) this Agreement, (b) the Note, and (c) any related document, including without limitation instruments pursuant to Article VIII.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrowing” shall mean the Term Loan.

“Business Day” shall mean any day that is not a Saturday, Sunday, or other day on which banking institutions in New York are authorized or required to close.

“Capital Lease Obligations” shall mean, for any Person, all obligations of that Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Cash Equivalents” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America, respectively, is pledged in support thereof) having maturities of not more than three months from the date of acquisition;

1	Loan and Security Agreement

(b) certificates of deposit of (i) Lender, (ii) any United States commercial bank of recognized standing having capital and surplus in excess of U.S.$500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 (any such bank being an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition;

(c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any United States corporation not an Affiliate of the Company rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within three months of the date of acquisition;

(d) repurchase agreements with a term of not more than seven days with a bank or trust company (including Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 thereof for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“Change in Control” shall mean any of the following: (a) when 100% of the issued and outstanding capital stock of the Company ceases at any time and for any reason to be owned, legally and beneficially by Parent, (b) when 50% of the issued and outstanding equity interests of SG Solutions ceases at any time and for any reason to be owned, legally and beneficially by the Company or (c) when Nicholas Singer, or another designee of Lender in event of his resignation, incapacity or death, ceases at any time to be a director of the board of directors of the Company, other than by reason of such director’s refusal to serve as a director or Lender’s failure to designate the director.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall have the meaning assigned in Section 8.02.

“Company” shall have the meaning assigned to that term in the preamble hereto.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

2	Loan and Security Agreement

“Debt” shall mean at any date the Indebtedness of the Company determined as of such date.

“Default” shall mean an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.

“Disclosed Matters” shall mean the actions, suits and proceedings and the environmental matters disclosed in Schedule 6.06.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date on which the conditions specified in Section 5.01 are satisfied (or waived hereunder).

“Environmental Claim” shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (a) by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (b) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to human or animal health or safety or to the environment or (c) by any Person otherwise alleging or asserting that Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by that Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean any and all present and future Governmental Rules relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters. The term “Environmental Law” shall include the terms and conditions of any Governmental Approval issued under any Environmental Law or with respect to any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the

3	Loan and Security Agreement

Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued under ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning assigned to that term in Section 9.01.

“Excluded Taxes” shall mean, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of the Company under the Basic Documents, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which that recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Approvals” shall mean any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with, or other action or, any Governmental Person.

“Governmental Authority” shall mean any national (United States of America or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative power or functions of or pertaining to government.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person.

4	Loan and Security Agreement

“Guarantee” shall mean, as to any Person, any obligation, contingent or otherwise, of that Person, directly or indirectly, guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, including any obligation of that Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for that Indebtedness or other obligation, (b) to purchase or lease Property or services for the purpose of assuring the owner of that Indebtedness or other obligation of payment, (c) to maintain working capital, equity capital, liquidity or any other financial condition of that other Person so as to enable that other Person to pay that Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support that Indebtedness or obligation other than endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” shall mean, for any Person, without duplication, (a) all obligations of that Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of that Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of that Person upon which interest charges are customarily paid, (d) all obligations of that Person under conditional sale or other title retention agreements relating to Property acquired by that Person, (e) all obligations of that Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of that Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by that Person, whether or not the Indebtedness so secured has been assumed, (g) all Guarantees by that Person of Indebtedness of others, (h) the capitalized amount of all Capital Lease Obligations of that Person, (i) all obligations, contingent or other, of that Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or other, of that Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which that Person is a general partner) to the extent that such Person is liable for that Indebtedness as a result of that Person’s ownership interest in or other relationship with that entity, except to the extent the terms of that Indebtedness provide that such Person is not so liable.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Lender” shall have the meaning assigned to that term in the preamble hereto.

“Lien” shall mean, with respect to any Property, (a) any lien, mortgage, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of that Property or any agreement to give, or notice of, any of the foregoing (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease

5	Loan and Security Agreement

having substantially the same economic effect as any of the foregoing) relating to that asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to that securities.

“Loan” shall mean the advance, loan and financial accommodation from Lender to the Company, whether now existing or hereafter arising and however evidenced, including the Term Loan and those advances and financial accommodations described herein.

“Material Adverse Effect” shall mean (1) a material adverse effect on (a) the Property, business, operations, condition (financial or other) or prospects of the Company or SG Solutions, (b) the ability of the Company or Parent to perform its obligations under any of the Basic Documents, (c) the rights, remedies, powers and privileges of Lender under any of the Basic Documents, (d) the ability of the Company or Parent to make timely payments on the Obligations or (e) on the Collateral or the Liens in favor of the Lender on the Collateral or the priority of such Liens or (2) the reduction or cessation of payments to the Company under Section 2.3 of the Operating Agreement.

“Material Indebtedness” shall mean Indebtedness (other than pursuant to the Loan) in an aggregate principal amount exceeding $100,000.

“Maturity Date” shall mean the first anniversary of the Effective Date or such earlier date pursuant to the provisions of Article IX.

“Monthly Interest Payment Date” shall be the day on which the Guaranteed Payment is paid by SG Solutions but no later than the 20th .Day of each month commencing August 2007.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” shall mean the Note provided for in Section 2.04.

“Obligations” shall mean the principal of the Loan, interest, fees and any other amount payable by the Company under any Basic Document.

“Operating Agreement” shall mean that certain operating agreement of SG Solutions, LLC dated as of January 14, 2005, as may be amended from time to time.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made under any Basic Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Basic document.

“Parent” shall mean Global Energy, Inc., an Ohio corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean: (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04; (b) carriers’, warehousemen’s,

6	Loan and Security Agreement

mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 7.04 but do not in the aggregate exceed $50,000; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) easements, zoning restrictions, rights of way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Company or SG Solutions; and (f) liens created under the Basic Documents.

“Permitted Investments” shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any of its agencies to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of its acquisition; (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of its acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state or licensed to conduct a banking or trust business in the United States of America or any state that has a combined capital and surplus and undivided profits of not less than $500,000,000; and (c) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above.

“Person” shall mean any individual, corporation, limited liability company, voluntary association, partnership, joint venture, company, trust, unincorporated organization or Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, Parent, SG Solutions or any ERISA Affiliate is (or, if that plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledgor” shall mean Parent.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Related Parties” shall mean, with respect to any specified Person, that Person’s Affiliates and the respective directors, officers, employees, agents and advisors of that Person and that Person’s Affiliates.

7	Loan and Security Agreement

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of any class of capital stock of the Company or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company.

“Shares” shall mean the capital stock in the Company pledged to lender by Parent pursuant to that certain Pledge and Security Agreement dated the date hereof between Parent and Lender.

“SG Solutions” shall mean SG Solutions, LLC, a limited liability company organized under the laws of the State of Indiana with such name, in which the Company currently owns a 50% membership interest.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” has the meaning assigned in Section 2.01.

“Term Loan Commitment” shall mean the obligation of Lender to make a Term Loan, in a single draw on the Effective Date subject to the terms and conditions herein, in an amount up to but not exceeding the amount set opposite the name of Lender on Annex 1 under the caption “Term Loan Commitment” net of costs, fees and expenses then due Lender.

“Transactions” shall mean the execution, delivery and performance by the Company and Pledgor of the Basic Documents and the documents in respect of the Term Loan, the borrowing of the Term Loan and the use of the proceeds of Term Loan.

“UCC” has the meaning assigned in Section 8.02

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from that Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Accounting Terms; GAAP. Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies Lender that the Company requests an amendment to any provision of any Basic Document to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application of GAAP on the operation of that provision (or if Lender notifies the Company that Lender requests an amendment to any provision of any Basic Document for that purpose), regardless of whether any such notice is given before or after that change in GAAP or in the application of GAAP, then that provision shall be interpreted on the basis of GAAP as in effect and applied immediately before that change became effective until that notice has been withdrawn or that provision has been amended.

8	Loan and Security Agreement

Section 1.03 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to those instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of any Basic Document); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

ARTICLE II

THE LOAN

Section 2.01 Term Loan. Lender agrees, on the terms and conditions of this Agreement, to make a term loan (the “Term Loan”) to the Company in Dollars on the Effective Date or from time to time thereafter in an aggregate principal amount not to exceed $14,300,000.00. Once partially or fully repaid, the Term Loan may not be reborrowed.

Section 2.02 Requests for Borrowings. The Company shall request a Borrowing of the Term Loan on the Effective Date by delivering a Borrowing Request in respect thereof up to the amount of the Term Loan Commitment. The Borrowing Request shall specify the following information in compliance with this Section 2.02:

(a) the date of that Borrowing, which shall be a Business Day; and

(b) the location and number of the Company’s account to which funds are to be disbursed.

Section 2.03 Funding of Borrowings. Lender will make the Term Loan on the proposed date for the Term Loan by wire transfer of immediately available funds to the account designated by the Company in the Borrowing Request.

Section 2.04 Note. The Term Loan made by Lender shall be evidenced by a Note of the Company in the form of Exhibit A-1, dated the Effective Date, payable to Lender in a principal amount equal to the amount of the Term Loan and otherwise duly completed. The date and amount of the Term Loan made by Lender to the Company under Section 2.01, and each payment made on account of the principal of each such Term Loan, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of the Company to make a payment when due of any amount owing under this Agreement or under that Note in respect of the Term Loan to be evidenced by that Note.

9	Loan and Security Agreement

ARTICLE III

PAYMENTS

Section 3.01 Repayment of Term Loan. On the first anniversary of the Effective Date, the Company shall repay, and there shall become due and payable to Lender the Balloon Amount and all unpaid accrued and capitalized interests on the Term Loan.

Section 3.02 Prepayment of Term Loan. The Company may at any time and from time to time prepay the Balloon Amount of the Term Loan in whole or in part, subject to prior notice in accordance with the remainder of this section. To make a prepayment, the Company must notify Lender by telephone (confirmed by telecopy) of any prepayment under this Section 3.02, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. In the event of a prepayment in whole made on other than a Monthly Interest Payment Date, prepayments shall be accompanied by accrued Monthly Interest based on a 30 day month and assuming a Monthly Interest Payment Date of the 15th day of the month. In addition, all prepayments, whether in whole or in part,shall be accompanied by accrued interest to the extent required by Section 3.04(c).

(b) The Company shall prepay the Balloon Amount of the Term Loan in whole or in part, using any and all distributions payable to the Company pursuant to the Operating Agreement, other than the Guaranteed Payments. To make a prepayment, the Company must notify Lender by telephone (confirmed by telecopy) of any prepayment under this Section 3.02, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Prepayment under this Section 3.02(b) shall be applied first towards any accrued and outstanding interest to the extent required by Section 3.04(c), then against Capitalized Payments (as defined below), then towards any other outstanding principal and thereafter against any outstanding interest or fees. In the event of a prepayment in whole made on other than a Monthly Interest Payment Date, prepayments shall be accompanied by accrued Monthly Interest based on a 30 day month and assuming a Monthly Interest Payment Date of the 15th day of the month. In addition, all prepayments, whether in whole or in part, shall be accompanied by accrued interest to the extent required by Section 3.04(c).

Section 3.03 Fees. All fees payable under this Agreement shall be paid on the dates due, in immediately available funds, to Lender as it designates in writing to the Company. Fees shall not be refundable under any circumstances.

Section 3.04 Interest.

(a) The Term Loan shall bear a monthly interest (the “Monthly Interest”) in the amount of the distributions paid to the Company pursuant to Section 2.3 of the Operating Agreement (the “Guaranteed Payments”). In the event in any month the Guaranteed Payments are less than $129,000, the difference between the Guaranteed

10	Loan and Security Agreement

Payments for such month and the Monthly Interest for such month (such difference, the “Capitalized Payment”) shall be capitalized to principal on the Term Loan, such amount shall bear interest at the Post Default Rate (as defined below). Notwithstanding the foregoing, if any Obligation under the Term Loan is not paid when due (whether at stated maturity, upon acceleration, on any optional or mandatory prepayment date or otherwise), that overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Post Default Rate (as defined below).

(b) Accrued interest on the Term Loan shall be payable in arrears as follows: (i) Monthly Interest shall be payable on the Monthly Interest Payment Date; (ii) interest accrued pursuant to Section 3.04(c) shall be payable on demand; and (iii) in the event of any repayment or prepayment of the Term Loan, accrued but deferred interest on the principal amount repaid or prepaid shall be payable on the date of that repayment or prepayment.

(c) Notwithstanding the limitations set forth in Section 3.04(a) and (b), interest will accrue at anytime that an Event of Default exists (including the failure to pay the Loan at the Maturity Date) at a rate of 20% per annum (the “Post Default Rate”). For amounts outstanding after the Maturity Date, interest will be payable on demand at the Post Default Rate.

Section 3.05 Payments Generally. If at any time insufficient funds are received by Lender for all amounts then due, those funds shall be applied (i) first, towards payment of interest and fees then due and (ii) second, towards payment of principal.

ARTICLE IV

TAXES

Section 4.01 Taxes.

(a) Any and all payments by or on account of any Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company is required to deduct any Indemnified Taxes or Other Taxes from those payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01 Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company will make those deductions and (iii) the Company will pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

11	Loan and Security Agreement

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Effective Date. The obligation of Lender to make its extension of credit under this Agreement shall not become effective until the satisfaction (or the waiver hereunder) of each of the following conditions:

(a) Documents. Lender has received each of the following documents, each of which shall be satisfactory to Lender in form and substance:

(i) Corporate Documents. A certificate of a senior officer or secretary of each of the Company and Pledgor, dated the Effective Date, as to such documents and certificates as Lender may request relating to the organization, existence and good standing of the Company, SG Solutions and the Pledgor, the authorization of the Transactions, the incumbency of the officers or each of the Company and Pledgor and any other legal matters relating to the Company and the Pledgor, the Basic Documents or the Transactions.

(ii) Officer’s Certificate. A certificate of a senior officer of the Company, dated the Effective Date, as to the matters set forth in Section 5.02(b) and (c).

(iii) Other Basic Documents. Each of the other Basic Documents, duly completed and executed, by each party thereto.

(iv) Legal Opinions. The Lender shall have received a favorable written opinion of (i) Dorsey & Whitney LLP, special counsel for the Company and the Pledgor, (ii) opinions of local counsel as requested by the Lender in each case (A) dated the Effective Date, (B) addressed to the Lender and (C) covering customary legal opinion matters and other matters relating to the Loan Documents and the Transactions as the Lender shall request.

(v) Other Documents. Such other documents as Lender may request.

(vi) Fees. The Company has paid or delivered such fees and other consideration as the Company has agreed to pay or deliver to Lender or an Affiliate of Lender in connection with this Agreement, including the fees and expenses of McDermott Will & Emery LLP, counsel to Lender, in connection with the negotiation, preparation, execution and delivery of the Basic Documents (to the extent that statements for those fees and expenses have been delivered to the Company and subject to Section 10.02(a)).

(vii) Extension of Credit. The conditions set forth in Section 5.02 shall have been satisfied and the Company shall have delivered a Borrowing Request.

12	Loan and Security Agreement

(viii) Pledge of Stock. Pledgor has delivered stock certificates representing all outstanding capital stock of the Company, accompanied by transfer power duly endorsed in blank.

(ix) Perfection of Liens, Security Interests and Assignments. Lender shall have obtained satisfactory assurance that the security interests created hereby and herein shall have been duly perfected under applicable law and shall be of first priority subject only to Permitted Encumbrances, including, without limitation: (i) delivery of pre-filing UCC search reports; (ii) filing of UCC-1 financing statements made by the Company and the Pledgor in favor of Lender; and (iii) post-filing UCC search reports.

Section 5.02 Extensions of Credit. The obligation of Lender to make an extension of credit under this Agreement is subject to the further conditions precedent that, both immediately prior to the making of that extension of credit and also after giving effect to, and to the intended use of, that extension of credit:

(a) No Default for Borrowed Money. To the extent the Company or Pledgor is in default on any obligation for borrowed money, such debtor shall use the proceeds of the Loan to satisfy such obligations or have obtained forbearance of such debt in writing in a form and substance satisfactory to the Lender in its sole discretion, expect as otherwise disclosed to the Lender in writing.

(b) No Default. No default or Event of Default has occurred and is continuing.

(c) Representations and Warranties. The representations and warranties made by the Company in Article VI are true and correct on and as of the date of the Borrowing with the same force and effect as if made on and as of that date (or, if applicable, as of any specific date as of which that representation or warranty is expressly stated to have been made).

(d) Notice. The Company shall have delivered to Lender, an appropriate Borrowing Request, duly executed and completed, by the time specified in, and otherwise as permitted by Section 2.02.

Section 5.03 The Company agrees to deliver to the Lender no later than 5 Business Days after the Closing Date (a) for Lender’s execution, an account control agreement or blocked account agreement with respect to the PNC Bank account (account number 4006904893) to which Guaranteed Payments will be directed in a form reasonably acceptable to the Lender and executed by the Company, (b) evidence reasonably acceptable to Lender of transmittal to SG Solutions of a payment direction letter in the form agreed to by the parties with respect to the Guaranteed Payments, (c) a perfected security interest in all of the Company’s equity interests in Wabash SNG Export, LLC and a legal opinion with respect to the perfection of such interests, all reasonably acceptable to Lender.

13	Loan and Security Agreement

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Lender that:

Section 6.01 Organization; Powers. Each of the Company, SG Solutions and Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where that qualification is required.

Section 6.02 Authorization; Enforceability. The Transactions are within the Company’s and Pledgor’s corporate powers and have been duly authorized by all necessary corporate (including, if required, stockholder) action. This Agreement has been, and the other Basic Documents will be, duly executed and delivered by the Company and Pledgor (as applicable), and each Basic Document to which the Company or Pledgor is a signatory constitutes, or when so delivered will constitute, a legal, valid and binding obligation of such signatory, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 6.03 Governmental Approvals; No Conflicts. The Transaction (a) does not require any Governmental Approval of any Governmental Authority, except as have been obtained or made and are in full force and effect, (b) will not violate any applicable Governmental Rule or the charter, by laws or other organizational documents of Company, SG Solutions or the Pledgor, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or the Pledgor or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by the Company or Pledgor, (d) will not result in the creation or imposition of any Lien on any Property of the Company or Pledgor, under any such indenture, agreement or other instrument, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon SG Solutions or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by SG Solutions that could be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any Lien on any Property of the SG Solutions, under any such indenture, agreement or other instrument that could reasonably be expected to result in a Material Adverse Effect.

Section 6.04 Financial Condition; No Material Adverse Change.

(a) The Parent has furnished to Lender its (i) audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2006, as reported on by Ernst & Young LLP, independent public accountants and (ii) any interim balance sheet and statements of income, stockholders equity and cash flows as of and for any period thereafter prior to the Effective Date. Those financial statements present fairly, in all material respects, the

14	Loan and Security Agreement

financial position and results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis as of those dates and for those periods in accordance with GAAP consistently applied.

(b) Attached as Schedule 6.04 is a true and complete copy of the un-audited non-consolidated balance sheet for SG Solutions as of December 31, 2006, and all interim balance sheets as of each fiscal quarter through the date hereof. Cumulative operating profit of SG Solutions as of March 31, 2007 is $0.

(c) Since December 31, 2006, there has been no material adverse change in the business, Properties, operations, prospects or condition, financial or otherwise, of the Company or SG Solutions.

Section 6.05 Properties.

(a) Each of the Company and SG Solutions has good title to, or valid leasehold interests in, all its owned or leased Property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize its Properties for their intended purposes.

(b) Each of the Company and SG Solutions owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use of any such Property by such party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to be material.

(c) The Company and SG Solutions have no operations other than as set forth on Schedule 6.05.

(d) To the knowledge of the Company, SG Solutions has no current plans to reduce, suspend or cease the operations of the West Terre Haute, Indiana gasification facility and such facility has all necessary Governmental Approvals and is in compliance therewith, is structurally sound with no defects, is in good and normal operating condition and repair.

Section 6.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting any of the Company, SG Solutions or Pledgor (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Basic Documents or the Transaction.

(b) Except for the Disclosed Matters, none of the Company or SG Solutions has (i) failed to comply with any Environmental Law or to obtain, maintain or comply

15	Loan and Security Agreement

with any Governmental Approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any Environmental Claim or with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(c) There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 6.07 Compliance with Laws and Agreements. Each of the Company and to the best knowledge of the Company or the Pledgor, SG Solutions is in compliance in all respects with all Governmental Rules applicable to it or its Property and, except as set forth in Schedule 6.07, all indentures, agreements and other instruments binding upon it or its Property (collectively, “Material Contracts”), except in each case as could reasonably be expected, individually or in the aggregate, not to result in a Material Adverse Effect. Schedule 6.07 sets forth a true and complete list of the Material Contracts for each of the Company and, to the best knowledge of the Company or Pledgor, SG Solutions. Except as specifically set forth in Schedule 6.07, none of the Company, or, to the best knowledge of the Company or the Pledgor, SG Solutions or any other party to any of the Material Contracts, is in default thereunder. Except as specifically set forth in Schedule 6.07, there are no presently existing facts or circumstances that with the passage of time, giving of notice or both could reasonably be expected to result in a default by any party to a Material Contract.

Section 6.08 Investment Company Status. Neither of the Company nor SG Solutions is required to register as (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) subject to any other Governmental Rule restricting its ability to incur Indebtedness or to issue guarantees.

Section 6.09 Taxes. The Company has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently pursued and for which such party has set aside on its books adequate reserves in accordance with GAAP. The Company knows of no pending investigation of any of the Company or SG Solutions by any taxing authority or proposed tax assessments against any of the Company or SG Solutions.

Section 6.10 ERISA.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law, except in each case as could reasonably be expected, individually or in the aggregate, not to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. Each of the Company and SG Solutions and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no

16	Loan and Security Agreement

application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) none of the Company, Parent, SG Solutions or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iii) none of the Company, SG Solutions or any ERISA Affiliate has engaged in a transaction that could be subject to Section 406 or 4212(c) of ERISA.

Section 6.11 Purpose of Loan. The proceeds of the Loan may be paid to Parent in the form of an intercompany loan, distribution or dividend and shall be used to repay existing Indebtedness of Parent and certain of its Affiliates in the amounts set forth on Schedule 6.11, and the balance shall be used for general corporate purposes of the Company or the Parent in the ordinary course of its business.

Section 6.12 Labor Matters. There are no strikes pending against or, to the knowledge of the Company, threatened against or affecting any of the Company or SG Solutions. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Company or SG Solutions is a party or by which any of the Company or SG Solutions (or any predecessor) is bound.

Section 6.13 Security Documents.

(a) Security Interests. This Agreement is effective to create in favor of Lender a legal, valid and enforceable security interest in the Collateral described therein and, when a financing or other similar statements in appropriate form are filed in the offices of the Indiana State Secretary of State, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantor thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances. Other than such party’s name set forth herein, the Company has not conducted business during the past five (5) years or is presently doing business under any other name.

(b) Status of Liens. Lender will at all times have the Liens provided for in this Agreement subject to the filing of continuation statements to the extent required by the UCC, and this Agreement will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Encumbrances.

17	Loan and Security Agreement

Section 6.14 Deposit Accounts. Schedule 6.14 completely and accurately sets forth all deposit, collection, money market and other bank or similar accounts of the Company established with all third party banks, savings and loan associations, brokerage forms and all other financial institutions wherever located.

Section 6.15 Intentionally Omitted.

Section 6.16 Capitalization.

(a) The authorized capital stock of the Company consists of 850 shares of common stock, par value $1.00 per share, of which 100, constituting the Shares, are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Schedule 6.16 sets forth for each subsidiary of the Company the amount of its authorized capital stock (as applicable), the amount of its outstanding capital stock (as applicable) and the record and beneficial owners of its outstanding capital stock (or other equity interests, as applicable). Except as set forth in Schedule 6.16, there are no shares of capital stock or other equity interests of any subsidiary of the Company issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens and other encumbrances, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, agreement to transfer or any similar right under any provision of Indiana law, the certificate of incorporation or by-laws of the Company or any contract or agreement to which the Company is a party or otherwise bound. All the outstanding equity interest of SG Solutions held by the Company has been duly authorized and validly issued and is fully paid and nonassessable (the “ (the “SGS Interests”)”). There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”).

(b) Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or, to the best knowledge of the Company or Pledgor, SG Solutions is a party or by which any of them is bound (i) obligating the Company or, to the best knowledge of the Company or Pledgor, SG Solutions to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in the Company or SG Solutions or any Voting Company Debt, (ii) obligating the Company, or to the best knowledge of the Company or Pledgor, SG Solutions to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or, to the best knowledge of the Company or

18	Loan and Security Agreement

Pledgor, SG Solutions to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or SG Solutions.

(c) Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SG Solutions is a party or by which it is bound (i) obligating SG Solutions to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in the SG Solutions, (ii) obligating SG Solutions to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares, that, with respect to clauses (i) and (ii), would cause the SG Interest to be less than 50% of the equity interest in SG Solutions or otherwise reduce payments in respect of or otherwise impact the SG Interests.

(d) Except for the ownership interests set forth in Schedule 6.16, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 6.17 Indebtedness. Neither the Company, nor to the best knowledge of the Company or Pledgor, SG Solutions have any Indebtedness, except in the amounts, from such lenders and as collateralized as set forth on Schedule 6.17. SG Solutions does not have Material Indebtedness greater than $28,000,000. The amount advanced to the Company pursuant to Section 2.3.1 of the Operating Agreement is $6,871,523.40 and the Guaranteed Payments from the Effective Date through the later of the first anniversary of the Effective Date and the Maturity Date will be $129,000.

Section 6.18 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any of the Company, SG Solutions or Pledgor to Lender in connection with or under any Basic Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements so made, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

19	Loan and Security Agreement

ARTICLE VII

COVENANTS

The Company covenants with Lender that, so long as any Commitment is outstanding and until payment in full of all Obligations:

Section 7.01 Financial Statements and Other Information. The Company will furnish to Lender:

(a) as soon as available, but not later than 90 days following the end of each fiscal year of the Company, its compiled balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for that previous year, setting forth in each case in comparative form the figures for the previous fiscal year (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of any audit), all certified by one of its appropriate officers as presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for that fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its appropriate officers as presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an appropriate officer of the Company (i) certifying as to whether or not a Default has occurred and, if a Default has occurred, specifying the details of, and any action taken or proposed to be taken with respect to, that Default, and (ii) stating whether or not any change in GAAP or in the application of GAAP has occurred since the date of the audited financial statements referred to in Section 6.04 and, if any such change has occurred, specifying the effect of that change on the financial statements accompanying that certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on those financial statements stating whether or not they obtained knowledge during the course of their examination of those financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available, but not later than 15 days after the end of each of month, quarter and each fiscal year of the Company, a statement setting forth the aging report on the accounts receivable and accounts payable of the Company as of the end of each such month, quarter or fiscal year just ended, which, for purposes of clarification, shall include, a summary of net revenues and cash collections of the Company;

(f) as soon as available, but not later than 30 days following their filing, copies of the Company’s and the Parent’s annual U.S. Tax returns certified by an appropriate officer or other executive officer of the Company;

20	Loan and Security Agreement

(g) promptly following any request for the same, such other information regarding the operations, business affairs and financial condition of the Company or compliance with the terms of the Basic Documents, as Lender may request from time to time; and

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.

To the extent any of the above reporting is available to the Company in respect of SG Solutions, the Company shall promptly forward copies of the same to Lender.

Section 7.02 Notices of Material Events. The Company will furnish to Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount exceeding $100,000; or

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of an appropriate officer or other executive officer of the Company setting forth the details of the event or development requiring that notice and any action taken or proposed to be taken with respect to that event or development.

Section 7.03 Existence; Conduct of Business.

(a) The Company will, and will use best efforts to cause SG to, do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence and the Governmental Approvals material to the conduct of its business; provided that this Section 7.03 shall not be construed to prohibit any transaction permitted by Section 7.11.

(b) The Company shall not transfer nor agree to transfer any interests, whether economic or equity, beneficial or direct, or otherwise, in SG Solutions.

21	Loan and Security Agreement

(c) The Company will not, and will use best efforts to cause SG Solutions not to, engage in any business except as set forth on Schedule 6.05.

Section 7.04 Payment of Obligations. The Company will, and will use best efforts to cause SG Solutions to, pay its material obligations, including for Taxes, except any such obligation (a) the validity or amount of which is being contested in good faith by appropriate proceedings, (b) with respect of which such party has set aside on its books adequate reserves in accordance with GAAP and (c) the failure to pay while such contest is pending could not reasonably be expected to result in a Material Adverse Effect.

Section 7.05 Maintenance of Properties; Insurance. The Company will, and will use best efforts to cause SG Solutions to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain all of its deposit, collection, money market and other bank or similar accounts, and (c) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 7.06 Books and Records; Field Exam. The Company will, and will use best efforts to cause SG Solutions to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company willpermit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect their properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as requested.

Section 7.07 Compliance with Laws. The Company will, and will use best efforts to cause SG Solutions to, comply in all respects with all Governmental Rules applicable to it or its Property, except as may be contested in good faith in a contest that, individually or in the aggregate with other such contests or except as could not reasonably be expected to result in a Material Adverse Effect.

Section 7.08 Use of Proceeds. The proceeds of the Term Loan will be used only for the purposes described in Section 6.11. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 7.09 Indebtedness. The Company will not and will, subject to any fiduciary obligations of the company or its representatives, use its best efforts to cause SG Solutions not to, create, incur, assume or permit to exist any Indebtedness, including without limitation Indebtedness by the Company to SG Solutions under the Operating Agreement or to holders of equity interests in SG Solutions, except:

(a) Indebtedness created under the Basic Documents; and

(b) Indebtedness existing on the Effective Date and set forth in Schedule 7.09 but not any amendments, extensions, renewals or replacements of any such Indebtedness.

22	Loan and Security Agreement

Section 7.10 Liens. None of the Company or SG Solutions will create, incur, assume or permit to exist any Lien on any Property, except:

(a) Permitted Encumbrances;

(b) Liens existing on the Effective Date and set forth in Schedule 7.10; provided that such Lien shall not apply to any of the Collateral; and

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 7.09, and (ii) such Lien shall not apply to any other Property of any of the Company or its assets.

(d) Liens created pursuant to the Basic Documents.

Section 7.11 Fundamental and Accounting Changes.

(a) The Company will not and will, subject to any fiduciary obligations of the company or its representatives, use its best efforts to cause SG Solutions not to, and will use best efforts to cause SG Solutions not to, merge or consolidate with any other Person unless the Company is the surviving entity, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any material item of its Property or all (in each case, whether now owned or in the future acquired) or liquidate or dissolve.

(b) The Company will not engage to any material extent in any business other than businesses of the type conducted by such on the Effective Date and reasonably related activities.

(c) The Company will not suffer to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change its fiscal year.

Section 7.12 Investments, Loan, Advances, Guarantees and Acquisitions. The Company will not, and will use best efforts to cause SG Solutions not to, hold or acquire the capital stock, partnership or other ownership interests, Indebtedness or other securities of any other Person, make any deposit with, or loan or other extension of credit to, any other Person, enter into any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person or acquire (in one transaction or a series of transactions) any Property of any other Person constituting a business unit, except such non-Guarantee obligations which are:

(a) Permitted Investments;

(b) investments by the Company existing on the Effective Date and disclosed in Schedule 6.05; and

(c) Indebtedness permitted by Section 7.09.

23	Loan and Security Agreement

This Section 7.12 shall not limit the Company’s ability complete a transaction permitted by Section 7.13.

Section 7.13 Restricted Payments. The Company will not declare or make or agree to pay or make, directly or indirectly, any Restricted Payment, except for payment of the proceeds of the Loan to Parent as contemplated by the provisions of Section 6.11.

Section 7.14 Transactions with Affiliates. The Company will not sell, lease or otherwise transfer any Property to, purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Company than could be obtained on an arm’s length basis from unrelated third parties. This Section 7.14 shall not limit the Company’s ability complete a transaction permitted by Section 7.13.

Section 7.15 Restrictive Agreements. The Company will not enter into, incur or permit to exist any agreement or other arrangement that, directly or indirectly, prohibits, restricts or imposes any condition upon the ability of the Company to create, incur or permit to exist any Lien upon the Collateral other than (i) restrictions and conditions imposed by law or by this Agreement, or (ii) restrictions and conditions existing on the Effective Date and identified on Schedule 7.15 (but not any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).

Section 7.16 Junior Indebtedness. The Company will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness junior to the Loan.

Section 7.17 Operating Agreement.

(a) The Company will use its best efforts to, and to cause SG Solutions to, maintain the Guaranteed Payments to the Company pursuant to the Operating Agreement at or greater than $129,000. The Company will not, and will use its best efforts to cause SG Solutions not to, modify the Operating Agreement or otherwise enter into any arrangement that would have the effect of reducing the Guaranteed Payments or any other distributions payable to the Company under the Operating Agreement.

(b) The Company will not, and will use its best efforts to cause SG Solutions not to, amend or modify the Operating Agreement in any respect. The Company will not take, and will use its best efforts to cause SG Solutions not to take, any actions on behalf of SG Solutions under the Operating Agreement, in each case without Lender’s prior written consent.

(c) The Company will not, and will cause SG Solutions not to, permit any additional advances to the Company under Section 2.3.1 of the Operating Agreement.

24	Loan and Security Agreement

(d) The Company will deliver or cause to be delivered all distributions from SG Solutions to Lender for application to the Loan as provided in Article III.

(e) The Company will not exercise its buy-out rights under Article 10 of the Operating Agreement without Lender’s prior written consent.

Section 7.18 Bankruptcy. The Company shall not commence a voluntary case under the Bankruptcy Code without the unanimous written consent of the Board of Directors of the Company.

ARTICLE VIII

CREATION OF SECURITY INTEREST

Section 8.01 Grant and Pledge of Security Interest. As security for the full, complete and timely payment and performance of all of the Obligations whether guaranteed or directly liable hereunder, the Company hereby grants and pledge to Lender a continuing first priority security interest in, and a collateral assignment and pledge of, all of the Company’s right, title and interest in and to the Collateral.

Section 8.02 The Collateral. The term “Collateral” shall mean the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(a) any and all rights of the Company in and to any payments, whether in cash or in kind, present or future, made to the Company pursuant to the Operating Agreement or in respect of its equity or economic interests in SG Solutions, including without limitation, the Guaranteed Payments (collectively, the “SG Payments”);

(b) all contract rights, general intangibles, rights, claims, powers, privileges, benefits and remedies arising from or in any way related to the SG Payments;

(c) with respect to the SG Payments, wherever located, all cash and Cash Equivalents , including, without limitation, all of the bank accounts set forth on Schedule 6.14 hereto and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings which evidence a right to the payment of money and are not themselves security agreements or leases and are of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment; and

(d) with respect to the SG Payments, all accounts receivable, intercompany receivables (which shall be evidenced by a promissory note in the form and substance satisfactory to Lender), payment intangibles, other receivables, rights to proceeds of letters of credit, letter-of-credit rights, rights to receive payments of money (to the extent assignable), chattel paper, electronic chattel paper and supporting obligations of every

25	Loan and Security Agreement

type and description, in each case between the Company, on the one hand, and SG Solutions or other equity holders of SG Solutions, on the other hand.

Any term used in this Article VIII and not defined in this Agreement shall have the meaning given such term in Article 9 of the Uniform Commercial Code as adopted in effect in the State of New York.

Section 8.03 The Loan Parties to Deliver Funds, Certificates and Documents to Lender. In the event that the Company receives any funds which should have been delivered directly to Lender pursuant to this Agreement, the Company agrees that such funds are being held in trust for Lender, and shall promptly upon receipt thereof, deliver the same to Lender.

Section 8.04 Filing and Recordation. The Company shall, at its sole cost and expense and in accordance with Lender’s instructions, execute and deliver all documents of whatever kind and render such other assistance as may be reasonably necessary or desirable to permit all of the agreements, instruments and documents executed pursuant to this Agreement to be duly recorded and/or filed in all places necessary, in Lender’s opinion, to perfect and protect Lender and Lender’s security interests and liens in the Collateral, and Lender is hereby authorized to file or record all of such agreements, instruments and documents. In the event that any re-recording or re-filing thereof (or the filing or recording of any additional agreements, instruments and/or documents) is required to protect and preserve any such lien or security interest, the Company agrees that it shall again promptly execute and deliver all documents of whatever kind and render such other assistance as may be necessary to permit the same to be re-recorded and/or re-filed (or any additional agreements, instruments and/or documents filed or recorded), at the Company’s sole cost and expense, at the time and in the manner requested by Lender.

Section 8.05 Security Interest Absolute. All rights of Lender and the security interests granted to the Lender hereunder, and all obligations of the Company hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events: (a) any lack of validity or enforceability of any Basic Document; (b) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one another or any other Person under the provisions of any Basic Document or otherwise or to exercise any right or remedy against any other Pledgor of, or collateral securing, the secured obligations hereunder; (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the secured Obligations or any other extension, compromise or renewal of any secured Obligation, including any increase in the secured Obligations resulting from the extension of additional credit to the Company or any other obligor or otherwise; (d) any reduction, limitation, impairment or termination of any secured Obligation for any reason, other than pursuant to an amendment or waiver hereunder, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any secured Obligation or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any other Basic Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the secured Obligations; or (g) any other

26	Loan and Security Agreement

circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company or otherwise.

Section 8.06 Power of Attorney. The Company hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees or agents) as the Company’s true and lawful attorney, with power to (a) if the Company refuses to, or fails timely to execute and deliver any of the documents described in this Article VIII, sign the name of the Company on any of the documents described in this Article VIII, (b) at any time that an Event of Default has occurred and is continuing, sign the Company’s name on any invoice or bill of lading relating to any account, drafts, schedules and assignments of accounts, verifications of accounts, and notices to account debtors, (c) send requests for verification of accounts, (d) endorse the Company’s name on any collection item that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of the Company’s mail to an address designated by Lender, to receive and open all mail addressed to the Company, and to retain all mail relating to the Collateral and forward all other mail to the Company, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Company’s policies of insurance and make all determinations and decisions with respect to such policies of insurance (other than decisions with respect to reduction or termination of coverage), and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the accounts of the Company directly with account debtors, vendors or contractors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as the Company’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and indefensibly paid and performed.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If one or more of the following events (“Events of Default”) occurs:

(a) The Company (i) fail to pay any principal of the Term Loan when due (whether upon acceleration at its stated maturity or on any mandatory or optional prepayment date) or (ii) fail to pay any fee on the Term Loan or any other Obligation when due and that failure continues unremedied for five or more days;

(b) Any representation, warranty or certification made or deemed made in any Basic Document by the Company or Parent or any certificate furnished to Lender pursuant to the provisions of any Basic Document proves in any material respect to have been false or misleading when made or furnished or deemed made or furnished;

(c) (i) The Company fails to perform any of its obligations under any of Section 5.03, 7.01(f), 7.02, 7.03(a) or (b), 7.08, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15,

27	Loan and Security Agreement

7.16, 7.17(b), (c), (d) or (e), or 7.18, at any time (without cure), (ii) the Company or the Pledgor fails to perform any of its other obligations in any Basic Document and that failure continues unremedied for 30 days after the Company or the Pledgor has knowledge or should have had knowledge of such failure or (iii) any Basic Document shall fail to be in full force and effect or the Company or Pledgor shall so assert;

(d) The Company fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when due;

(e) Any event or condition occurs that results in any Material Indebtedness of the Company or SG Solutions becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance of any such Material Indebtedness, prior to its scheduled maturity;

(f) The Company or the Pledgor admits in writing its inability to, or be generally unable to, pay its debts as those debts become due;

(g) The Company or the Pledgor (i) applies for, or consents to the appointment of, or the taking of possession by, a receiver, a custodian, a trustee, an examiner or a liquidator of itself or of all or a substantial part of its Property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code, (iv) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, and (v) takes any corporate action to authorize any of the foregoing;

(h) A proceeding or case is commenced, in any court of competent jurisdiction, seeking (i) composition or readjustment of the debts of the Company or the Pledgor, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or the Pledgor or of all or any substantial part of its property or (iii) similar relief in respect of the Company or the Pledgor under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, in each case without the application or consent of the Company or the Pledgor, and that proceeding or case continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 30 or more days; or an order for relief against the Company or the Pledgor or is entered in an involuntary case under the Bankruptcy Code;

(i) A final judgment or judgments for the payment of more than $100,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of that judgment) or $100,000 in the aggregate (regardless of insurance coverage) are rendered by a one or more Governmental Authorities having jurisdiction against the Company, and such party fails, within 30 days of the entry of each such judgment, either (A) to discharge (or to cause or provide for that

28	Loan and Security Agreement

discharge) each such judgment or (B) both to procure stay of execution of each such judgment and, within that 30-day period (or such longer period during which execution of the that judgment has been stayed) to appeal from, and during that appeal to procure the continued stay of execution for, each such judgment;

(j) An ERISA Event occurs that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount exceeding $100,000;

(k) A Change in Control occurs; or

(l) Any security interest purported to be created by any Basic Document shall cease to be, or shall be asserted by any party thereto not to be, a valid, perfected, security interest in the collateral covered thereby with the priority required hereby, other than in respect of an immaterial portion of the collateral.

(m) Then the Lender may:

(n) (1) in the case of an Event of Default other than one referred to in Section 9.01(g) or (h), Lender may by notice to the Company, declare all or any of the Obligations (including any amounts payable under Article IV) to be forthwith due and payable, whereupon those amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; (2) in the case of the occurrence of an Event of Default referred to in Section 9.01(g) or (h) with respect to the Company, all Obligations (including any amounts payable under Article IV) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

(o) exercise any and all rights and remedies available to it under applicable law or the Basic Documents;

(p) require the Company to, and the Company hereby agrees that it will, at its expense and upon Lender’s request forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at its premises or another place designated by Lender (whether or not the UCC applies to the affected Collateral);

(q) without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated

29	Loan and Security Agreement

to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(r) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

(s) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(t) execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(u) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (2) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Company with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Lender may deem appropriate; (7) notify, or require the Company to notify, account debtors to make payment directly to Lender and change the post office box number or other address to which the account debtors make payments; (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and do, at Lender’s option and the Company’s expense, at any time, or from time to time, all acts and things that Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Company might do.

(v) All cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in Lender’s discretion, be held, to the extent permitted under applicable law, by Lender as additional collateral security for all or any part of the Obligations, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to Lender pursuant to the terms hereof) in whole or in part by Lender against all or any part of the Obligations. Any surplus of such cash or cash proceeds held by Lender and remaining after payment

30	Loan and Security Agreement

in full of all the Obligations, and the termination of all Term Loan Commitments, shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.

(w) Lender shall give the Company ten days’ written notice (which the Company agrees is reasonable notice within the meaning of the UCC) of Lender’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or time within ordinary business hours and at such place or places as Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Lender may (in its sole and absolute discretion) determine. Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Lender may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid by the purchase or purchasers thereof, but Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, Lender may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of the Company (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to Lender from the Company as a credit against the purchase price, and Lender may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Company therefor. The Obligations shall not be affected by any failure of Lender to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release the Company or the Pledgor from any of its Obligations.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. Except where telephonic notice is expressly permitted, all notices, requests and other communications provided for in this Agreement (and under the Basic Documents that make reference to this Section 10.01) shall be given or made in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by telecopy to

31	Loan and Security Agreement

the intended recipient as specified below its name on Annex 1 or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in any Basic Document, all such communications shall be deemed to have been duly given or made upon receipt.

Section 10.02 Expenses, Indemnification, Etc.

(a) The Company will pay: (i) all out-of-pocket expenses, costs and fees of Lender, (including the reasonable fees and expenses of McDermott Will & Emery LLP, counsel to Lender), in connection with (A) the negotiation, preparation, execution and delivery of the Basic Documents and the extension of credit under this Agreement not to exceed $100,000 (which shall be deducted from the proceeds of the Loan delivered by Lender on the Effective Date) and (B) any modification, supplement or waiver of any of the terms of any Basic Document, and (ii) all out-of-pocket expenses, fees and costs of Lender (including counsel’s fees and expenses) in connection with (A) any Default and any enforcement or collection proceedings (including any bankruptcy, reorganization, workout or other similar proceeding) resulting from that Default or in connection with the negotiation of any restructuring or “work out” (whether or not consummated) of the obligations of the Company under the Basic Documents and (B) the enforcement of this Section 10.02.

(b) The Company will indemnify Lender and each of Related Parties from, and hold each of them harmless against, any and all judgments, losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of (i) the execution and delivery of the Basic Documents or any related agreement, instrument or document, or the performance by any Person of its obligations under the Basic Documents, (ii) the Transactions, (iii) the making of any Loan or the use of the proceeds of any Loan, (iv) any actual or claimed presence or release of Hazardous Materials on or from any Property owned, leased or operated by the Company or (v) any actual or prospective claim, litigation, investigation or proceeding related to any of the foregoing, whether based on contract, tort or any other theory; provided, however, that no Lender or Related Party shall be entitled to indemnification for any such losses, liabilities, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified as determined by final non-appealable judgment by a court of competent jurisdiction. It shall not be a condition to any such indemnification that Lender be a party to any such investigation, litigation or other proceeding. The agreements in this Section shall survive payment of all Obligations.

(c) To the extent permitted by applicable law, the Company will not assert, and hereby waives, any claim against Lender or its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages).

(d) All amounts due under this Section 10.02 shall be payable not later than 10 days after written demand therefor.

32	Loan and Security Agreement

Section 10.03 Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any Note shall operate as a waiver of that right, remedy, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement and the Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Amendments, Etc. No provision of this Agreement may be waived, modified or supplemented except by a written instrument signed by the Company and Lender. Any modification, supplement or waiver shall be for such period and shall be subject to such conditions as shall be specified in the instrument effecting the same, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

Section 10.06 Assignments and Participations.

(a) The Company may not assign any of its rights or obligations under this Agreement or under the Note without the prior written consent of Lender.

(b) Lender may assign all or any part of its Obligation, its Notes and its Term Loan Commitments, together with, in any such case, its related rights, remedies, powers and privileges under the Basic Documents (but only with the consent of the Company); provided that (i) no such consent shall be required in the case of any assignment to an Affiliate of Lender; (ii) any such partial assignment shall be in an amount at least equal to $250,000 unless the Company otherwise agrees; (iii) each such assignment shall be made in such manner so that the same portion of its Obligations, Notes and Commitments is assigned to the respective assignee; and (iv) no consent of the Company shall be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of an Assignment and Acceptance, the required consents and the recording required by Section 10.06(c), the assignee shall have, to the extent of that assignment, the obligations, rights and benefits of Lender under the Basic Documents holding the Obligations, Notes and Commitments assigned to it (and, if applicable, previously held by that assignee) and Lender shall, to the extent of that assignment, be released from the Commitments so assigned (and in the case of full assignment shall cease to be a party to this Agreement but shall continue to be entitled to the benefits of Article IV and Section 10.02).

(c) In addition to the assignments permitted under the foregoing provisions of this Section 10.06, Lender may grant a security interest in all or any portion of its Obligations, its Notes and its rights under the Basic Documents to secure its obligations, including any assignment and pledge, to any Federal Reserve Bank. No such assignment shall release Lender from its obligations under the Basic Documents or substitute any such secured party for Lender as a party to any Basic Document.

33	Loan and Security Agreement

Section 10.07 Survival. The obligations of the Company under Article IV and Section 10.02 shall survive the repayment of the Obligations. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in or pursuant to any Basic Document shall survive the making or deemed making of that representation and warranty, and Lender shall not be deemed to have waived, by reason of making any extension of credit, any Default that may arise by reason of that representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time that extension of credit was made.

Section 10.08 Agreements Superseded. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter of this Agreement.

Section 10.09 Severability. Any provision of this Agreement or the Note that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Notes, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction.

Section 10.10 Captions. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to the Agreement by hand or by telecopy shall be as effective as the delivery of a fully executed counterpart of this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Lender agrees (on behalf of itself and each of its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for its own confidential information, any nonpublic information supplied to it by the Company pursuant to this Agreement that is identified by the Company as confidential at the time it is delivered to Lender; provided that nothing in this Agreement shall limit the disclosure of any such information (a) to the extent required by Governmental Rule, (b) to counsel for Lender, (c) to auditors or accountants, (d) to any other party to this Agreement or any Affiliate of that party, (e) in connection with any litigation to which any one or more of the parties to this Agreement is a party, (f) to any assignee or participant (or prospective assignee or participant) of Lender so long as that assignee or participant (or prospective assignee or participant) first executes and delivers to Lender an agreement substantially to the same effect as this Section 10.12, (g) to the extent that such information becomes publicly available (other than as a result of a breach of this Section 10.12) or is received from a source other than the Company or (h) with the consent of the Company.

Section 10.13 Governing Law; Submission to Jurisdiction. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

34	Loan and Security Agreement

(b) Submission to Jurisdiction. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

Section 10.14 Waiver of Venue. The Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.15 Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) hereunder. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.16 Waiver of Jury Trial. The Company hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”)

35	Loan and Security Agreement

which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum. Rate.

Section 10.18 U.S. Patriot Act Notice. Lender hereby notifies the Company that, pursuant to the requirements of the U.S. Patriot Act, Lender is required to obtain, verify and record information that identifies the Company and the Pledgor, which information includes the name and address of the Company and the Pledgor and other information that will allow Lender to identify the Company and the Pledgor in accordance with the U.S. Patriot Act.

[SIGNATURES FOLLOW]

36	Loan and Security Agreement

IN WITNESS WHEREOF, the parties have caused this Loan and Security Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY

WABASH RIVER ENERGY, LTD.

By:
Name:
Title:

S-1	Loan and Security Agreement

IN WITNESS WHEREOF, the parties have caused this Loan and Security Agreement to be duly executed and delivered as of the day and year first above written.

LENDER

STANDARD GENERAL MASTER FUND L.P.

By:	STANDARD GENERAL GP LLC, its general partner

By:	STANDARD GENERAL MANAGEMENT LLC, its managing member

By:
Name:
Title:

2	Loan and Security Agreement

Annex 1

Addresses for Notices and Commitments of Lender

Lender Name	Lender Address	Term Loan Commitment
Standard General Master Fund L.P.	650 Madison Ave 26th Floor New York, New York 10022 Attn: Nicholas J. Singer Tel.: 212.610.9179 Fax: 212.610.9171 With a copy to: McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Attn: Stephen Older Tel.: (212) 547-5649 Fax. (212) 547-5444	$11,000,000

Company Address for Notices:

312 Walnut Street, Suite 2300

Cincinnati, Ohio 45202

Attn: Chief Executive Officer

Telephone: 513-621-0077

Fax: 513-621-5947

With copies to:

Dorsey & Whitney

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402-1498

Attn: Jonathan B. Abram

Tel: (612) 343-7962

Fax: (612) 340-2868

1	Loan and Security Agreement

SCHEDULE 6.04

Balance Sheet of SG Solutions

1	Schedule to Loan and Security Agreement

SCHEDULE 6.05

Operations

1	Schedule to Loan and Security Agreement

SCHEDULE 6.06

Litigation and Claims

1	Schedule to Loan and Security Agreement

SCHEDULE 6.07

Material Contracts

1	Schedule to Loan and Security Agreement

SCHEDULE 6.11

Use of Proceeds

1	Schedule to Loan and Security Agreement

SCHEDULE 6.14

Deposit Accounts

1	Schedule to Loan and Security Agreement

SCHEDULE 6.16

Subsidiaries

Name	% Owned	Held By
Wabash SNG Export LLC	100	Company

SG Solutions, LLC	50	Company

	50	[ ]

1	Schedule to Loan and Security Agreement

SCHEDULE 6.17

Indebtedness

1	Schedule to Loan and Security Agreement

SCHEDULE 7.09

Indebtedness

1	Schedule to Loan and Security Agreement

SCHEDULE 7.16

Restrictive Agreements

1	Schedule to Loan and Security Agreement

EXHIBIT A-1

[Form of Term Loan Note

TERM NOTE

$14,300,000.00	July 23, 2007

New York, NY

For value received, the receipt and sufficiency of which are hereby acknowledged, Wabash River Energy, Ltd., an Indiana corporation (“Borrower”), hereby promises to pay to the order of Standard General Master Fund, L.P. (“Lender”), at its offices located 650 Madison Avenue, 26th Floor, New York, New York 10022, the principal amount of Fourteen Million Three Hundred Thousand Dollars ($14,300,000.00), together with accrued but unpaid fees, interest and any deferred and capitalized interest thereon. This Note is the Note issued under the Loan and Security Agreement between Borrower and Lender of even date herewith (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the “Agreement”) to which a reference is made for a statement of all of the terms and conditions of the Term Loan evidenced hereby. Capitalized terms not defined in this Note shall have the respective meanings assigned to them in the Agreement. This Note is secured and guaranteed by the Agreement, the other Loan Documents and the Collateral, and is entitled to the benefit of the rights and security provided thereby.

Interest on the outstanding principal balance under this Note is payable at the rates and otherwise as specified in the Agreement, or, under the circumstances contemplated by the Agreement, at the Post Default Rate, in immediately available Dollars, at the time and in the manner specified in the Agreement. The outstanding principal (including any capitalized interest) and interest under this Note shall be immediately due and payable on the Maturity Date, and prior to the Maturity Date, the interest shall be due and payable in the manner, on the dates and at the rates provided in the Agreement.

Cash Payments received by Lender shall be applied against principal and interest as provided for in the Agreement. To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the Loan Documents or this Note; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

Borrower agrees to pay to Lender all Fees and expenses described in the Agreement.

1

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

BORROWER ACKNOWLEDGES THAT BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE. THIS NOTE IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK

WABASH RIVER ENERGY, LTD.

By:
Name:
Title:

1	Schedule to Loan and Security Agreement

EXHIBIT B

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of [            ] (as amended to date, the “Loan and Security Agreement”), between [            ] and Lender. Terms defined in the Loan and Security Agreement are used in this Assignment and Acceptance with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Loan and Security Agreement, including the Obligations set forth below, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Basic Documents. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Loan and Security Agreement and, to the extent of the Assigned Interest, have the rights and obligations of Lender under the Basic Documents and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Basic Documents.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in the State of New York.

1	Exhibit B to Loan and Security Agreement

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(the “Assignment Date”):

Percentage Assigned of Term Loan Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate Term Loan Commitment) of Principal Amount Assigned Lender

Commitment Assigned:                                                                                                                                            $        %

Loan:

The terms set forth above are hereby agreed to:

[Name of Assignor], as the Assignor

By:
Title:

[Name of Assignor], as the Assignee

By:
Title:

1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS	1

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the respective meanings specified below:	1

Section 1.02 Accounting Terms; GAAP. Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies Lender that the Company requests an amendment to any provision of any Basic Document to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application of GAAP on the operation of that provision (or if Lender notifies the Company that Lender requests an amendment to any provision of any Basic Document for that purpose), regardless of whether any such notice is given before or after that change in GAAP or in the application of GAAP, then that provision shall be interpreted on the basis of GAAP as in effect and applied immediately before that change became effective until that notice has been withdrawn or that provision has been amended.

8

Section 1.03 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to those instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of any Basic Document); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

9

ARTICLE II THE LOAN	9

Section 2.01 Term Loan. Lender agrees, on the terms and conditions of this Agreement, to make a term loan (the “Term Loan”) to the Company in Dollars on the Effective Date or from time to time thereafter in an aggregate principal amount not to exceed $14,300,000.00. Once partially or fully repaid, the Term Loan may not be reborrowed.	9

Section 2.02 Requests for Borrowings. The Company shall request a Borrowing of the Term Loan on the Effective Date by delivering a Borrowing Request in respect thereof up to the amount of the Term Loan Commitment. The Borrowing Request shall specify the following information in compliance with this Section 2.02:	9

Section 2.03 Funding of Borrowings. Lender will make the Term Loan on the proposed date for the Term Loan by wire transfer of immediately available funds to the account designated by the Company in the Borrowing Request. 9

Section 2.04 Note. The Term Loan made by Lender shall be evidenced by a Note of the Company in the form of Exhibit A-1, dated the Effective Date, payable to Lender in a principal amount equal to the amount of the Term Loan and otherwise duly completed. The date and amount of the Term Loan made by Lender to the Company under Section 2.01, and each payment made on account of the principal of each such Term Loan, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of the Company to make a payment when due of any amount owing under this Agreement or under that Note in respect of the Term Loan to be evidenced by that Note.

9

ARTICLE III PAYMENTS	10

Section 3.01 Repayment of Term Loan. On the first anniversary of the Effective Date, the Company shall repay, and there shall become due and payable to Lender the Balloon Amount and all unpaid accrued and capitalized interests on the Term Loan.	10

Section 3.02 Prepayment of Term Loan.	10

Section 3.03 Fees. All fees payable under this Agreement shall be paid on the dates due, in immediately available funds, to Lender as it designates in writing to the Company. Fees shall not be refundable under any circumstances.	10

Section 3.04 Interest.	10

Section 3.05 Payments Generally. If at any time insufficient funds are received by Lender for all amounts then due, those funds shall be applied (i) first, towards payment of interest and fees then due and (ii) second, towards payment of principal.	11

ARTICLE IV TAXES	11

Section 4.01 Taxes.	11

ARTICLE V CONDITIONS PRECEDENT	12

Section 5.01 Effective Date. The obligation of Lender to make its extension of credit under this Agreement shall not become effective until the satisfaction (or the waiver hereunder) of each of the following conditions:	12

Section 5.02 Extensions of Credit. The obligation of Lender to make an extension of credit under this Agreement is subject to the further conditions precedent that, both immediately prior to the making of that extension of credit and also after giving effect to, and to the intended use of, that extension of credit:	13

Section 5.03 The Company agrees to deliver to the Lender no later than 5 Business Days after the Closing Date (a) for Lender’s execution, an account control agreement or blocked account agreement with respect to the PNC Bank account (account number 4006904893) to which Guaranteed Payments will be directed in a form reasonably acceptable to the Lender and executed by the Company, (b) evidence reasonably acceptable to Lender of transmittal to SG Solutions of a payment direction letter in the form agreed to by the parties with respect to the Guaranteed Payments, (c) a perfected security interest in all of the Company’s equity interests in Wabash SNG Export, LLC and a legal opinion with respect to the perfection of such interests, all reasonably acceptable to Lender.

13

ARTICLE VI REPRESENTATIONS AND WARRANTIES	14

Section 6.01 Organization; Powers. Each of the Company, SG Solutions and Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where that qualification is required.	14

Section 6.02 Authorization; Enforceability. The Transactions are within the Company’s and Pledgor’s corporate powers and have been duly authorized by all necessary corporate (including, if required, stockholder) action. This Agreement has been, and the other Basic Documents will be, duly executed and delivered by the Company and Pledgor (as applicable), and each Basic Document to which the Company or Pledgor is a signatory constitutes, or when so delivered will constitute, a legal, valid and binding obligation of such signatory, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

14

Section 6.03 Governmental Approvals; No Conflicts. The Transaction (a) does not require any Governmental Approval of any Governmental Authority, except as have been obtained or made and are in full force and effect, (b) will not violate any applicable Governmental Rule or the charter, by laws or other organizational documents of Company, SG Solutions or the Pledgor, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or the Pledgor or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by the Company or Pledgor, (d) will not result in the creation or imposition of any Lien on any Property of the Company or Pledgor, under any such indenture, agreement or other instrument, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon SG Solutions or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by SG Solutions that could be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any Lien on any Property of the SG Solutions, under any such indenture, agreement or other instrument that could reasonably be expected to result in a Material Adverse Effect.

14

Section 6.04 Financial Condition; No Material Adverse Change.	14

Section 6.05 Properties.	15

Section 6.06 Litigation and Environmental Matters.	15

Section 6.07 Compliance with Laws and Agreements. Each of the Company and to the best knowledge of the Company or the Pledgor, SG Solutions is in compliance in all respects with all Governmental Rules applicable to it or its Property and, except as set forth in Schedule 6.07, all indentures, agreements and other instruments binding upon it or its Property (collectively, “Material Contracts”), except in each case as could reasonably be expected, individually or in the aggregate, not to result in a Material Adverse Effect. Schedule 6.07 sets forth a true and complete list of the Material Contracts for each of the Company and, to the best knowledge of the Company or Pledgor, SG Solutions. Except as specifically set forth in Schedule 6.07, none of the Company, or, to the best knowledge of the Company or the Pledgor, SG Solutions or any other party to any of the Material Contracts, is in default thereunder. Except as specifically set forth in Schedule 6.07, there are no presently existing facts or circumstances that with the passage of time, giving of notice or both could reasonably be expected to result in a default by any party to a Material Contract.

16

Section 6.08 Investment Company Status. Neither of the Company nor SG Solutions is required to register as (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) subject to any other Governmental Rule restricting its ability to incur Indebtedness or to issue guarantees.	16

Section 6.09 Taxes. The Company has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently pursued and for which such party has set aside on its books adequate reserves in accordance with GAAP. The Company knows of no pending investigation of any of the Company or SG Solutions by any taxing authority or proposed tax assessments against any of the Company or SG Solutions.	16

Section 6.10 ERISA.	16

Section 6.11 Purpose of Loan. The proceeds of the Loan may be paid to Parent in the form of an intercompany loan, distribution or dividend and shall be used to repay existing Indebtedness of Parent and certain of its Affiliates in the amounts set forth on Schedule 6.11, and the balance shall be used for general corporate purposes of the Company or the Parent in the ordinary course of its business.	17

Section 6.12 Labor Matters. There are no strikes pending against or, to the knowledge of the Company, threatened against or affecting any of the Company or SG Solutions. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Company or SG Solutions is a party or by which any of the Company or SG Solutions (or any predecessor) is bound.	17

Section 6.13 Security Documents.	17

Section 6.14 Deposit Accounts. Schedule 6.14 completely and accurately sets forth all deposit, collection, money market and other bank or similar accounts of the Company established with all third party banks, savings and loan associations, brokerage forms and all other financial institutions wherever located.	18

Section 6.15 Intentionally Omitted.	18

Section 6.16 Capitalization.	18

Section 6.17 Indebtedness. Neither the Company, nor to the best knowledge of the Company or Pledgor, SG Solutions have any Indebtedness, except in the amounts, from such lenders and as collateralized as set forth on Schedule 6.17. SG Solutions does not have Material Indebtedness greater than $28,000,000. The amount advanced to the Company pursuant to Section 2.3.1 of the Operating Agreement is $6,871,523.40 and the Guaranteed Payments from the Effective Date through the later of the first anniversary of the Effective Date and the Maturity Date will be $129,000.	19

Section 6.18 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any of the Company, SG Solutions or Pledgor to Lender in connection with or under any Basic Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements so made, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

19

ARTICLE VII COVENANTS	20

Section 7.01 Financial Statements and Other Information. The Company will furnish to Lender:	20

Section 7.02 Notices of Material Events. The Company will furnish to Lender prompt written notice of the following:	21

Section 7.03 Existence; Conduct of Business.	21

Section 7.04 Payment of Obligations. The Company will, and will use best efforts to cause SG Solutions to, pay its material obligations, including for Taxes, except any such obligation (a) the validity or amount of which is being contested in good faith by appropriate proceedings, (b) with respect of which such party has set aside on its books adequate reserves in accordance with GAAP and (c) the failure to pay while such contest is pending could not reasonably be expected to result in a Material Adverse Effect.	22

Section 7.05 Maintenance of Properties; Insurance. The Company will, and will use best efforts to cause SG Solutions to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain all of its deposit, collection, money market and other bank or similar accounts, and (c) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

22

Section 7.06 Books and Records; Field Exam. The Company will, and will use best efforts to cause SG Solutions to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company willpermit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect their properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as requested.

22

Section 7.07 Compliance with Laws. The Company will, and will use best efforts to cause SG Solutions to, comply in all respects with all Governmental Rules applicable to it or its Property, except as may be contested in good faith in a contest that, individually or in the aggregate with other such contests or except as could not reasonably be expected to result in a Material Adverse Effect.	22

Section 7.08 Use of Proceeds. The proceeds of the Term Loan will be used only for the purposes described in Section 6.11. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.	22

Section 7.09 Indebtedness. The Company will not and will, subject to any fiduciary obligations of the company or its representatives, use its best efforts to cause SG Solutions not to, create, incur, assume or permit to exist any Indebtedness, including without limitation Indebtedness by the Company to SG Solutions under the Operating Agreement or to holders of equity interests in SG Solutions, except:	22

Section 7.10 Liens. None of the Company or SG Solutions will create, incur, assume or permit to exist any Lien on any Property, except:	23

Section 7.11 Fundamental and Accounting Changes.	23

Section 7.12 Investments, Loan, Advances, Guarantees and Acquisitions. The Company will not, and will use best efforts to cause SG Solutions not to, hold or acquire the capital stock, partnership or other ownership interests, Indebtedness or other securities of any other Person, make any deposit with, or loan or other extension of credit to, any other Person, enter into any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person or acquire (in one transaction or a series of transactions) any Property of any other Person constituting a business unit, except such non-Guarantee obligations which are:

23

Section 7.13 Restricted Payments. The Company will not declare or make or agree to pay or make, directly or indirectly, any Restricted Payment, except for payment of the proceeds of the Loan to Parent as contemplated by the provisions of Section 6.11.	24

Section 7.14 Transactions with Affiliates. The Company will not sell, lease or otherwise transfer any Property to, purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Company than could be obtained on an arm’s length basis from unrelated third parties. This Section 7.14 shall not limit the Company’s ability complete a transaction permitted by Section 7.13.	24

Section 7.15 Restrictive Agreements. The Company will not enter into, incur or permit to exist any agreement or other arrangement that, directly or indirectly, prohibits, restricts or imposes any condition upon the ability of the Company to create, incur or permit to exist any Lien upon the Collateral other than (i) restrictions and conditions imposed by law or by this Agreement, or (ii) restrictions and conditions existing on the Effective Date and identified on Schedule 7.15 (but not any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).

24

Section 7.16 Junior Indebtedness. The Company will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness junior to the Loan.	24

Section 7.17 Operating Agreement.	24

Section 7.18 Bankruptcy. The Company shall not commence a voluntary case under the Bankruptcy Code without the unanimous written consent of the Board of Directors of the Company.	25

ARTICLE VIII	25

Section 8.01 Grant and Pledge of Security Interest. As security for the full, complete and timely payment and performance of all of the Obligations whether guaranteed or directly liable hereunder, the Company hereby grants and pledge to Lender a continuing first priority security interest in, and a collateral assignment and pledge of, all of the Company’s right, title and interest in and to the Collateral.	25

Section 8.02 The Collateral. The term “Collateral” shall mean the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:	25

Section 8.03 The Loan Parties to Deliver Funds, Certificates and Documents to Lender. In the event that the Company receives any funds which should have been delivered directly to Lender pursuant to this Agreement, the Company agrees that such funds are being held in trust for Lender, and shall promptly upon receipt thereof, deliver the same to Lender.	26

Section 8.04 Filing and Recordation. The Company shall, at its sole cost and expense and in accordance with Lender’s instructions, execute and deliver all documents of whatever kind and render such other assistance as may be reasonably necessary or desirable to permit all of the agreements, instruments and documents executed pursuant to this Agreement to be duly recorded and/or filed in all places necessary, in Lender’s opinion, to perfect and protect Lender and Lender’s security interests and liens in the Collateral, and Lender is hereby authorized to file or record all of such agreements, instruments and documents. In the event that any re-recording or re-filing thereof (or the filing or recording of any additional agreements, instruments and/or documents) is required to protect and preserve any such lien or security interest, the Company agrees that it shall again promptly execute and deliver all documents of whatever kind and render such other assistance as may be necessary to permit the same to be re-recorded and/or re-filed (or any additional agreements, instruments and/or documents filed or recorded), at the Company’s sole cost and expense, at the time and in the manner requested by Lender.

26

Section 8.05 Security Interest Absolute. All rights of Lender and the security interests granted to the Lender hereunder, and all obligations of the Company hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events: (a) any lack of validity or enforceability of any Basic Document; (b) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one another or any other Person under the provisions of any Basic Document or otherwise or to exercise any right or remedy against any other Pledgor of, or collateral securing, the secured obligations hereunder; (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the secured Obligations or any other extension, compromise or renewal of any secured Obligation, including any increase in the secured Obligations resulting from the extension of additional credit to the Company or any other obligor or otherwise; (d) any reduction, limitation, impairment or termination of any secured Obligation for any reason, other than pursuant to an amendment or waiver hereunder, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any secured Obligation or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any other Basic Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the secured Obligations; or (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company or otherwise.

26

Section 8.06 Power of Attorney. The Company hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees or agents) as the Company’s true and lawful attorney, with power to (a) if the Company refuses to, or fails timely to execute and deliver any of the documents described in this Article VIII, sign the name of the Company on any of the documents described in this Article VIII, (b) at any time that an Event of Default has occurred and is continuing, sign the Company’s name on any invoice or bill of lading relating to any account, drafts, schedules and assignments of accounts, verifications of accounts, and notices to account debtors, (c) send requests for verification of accounts, (d) endorse the Company’s name on any collection item that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of the Company’s mail to an address designated by Lender, to receive and open all mail addressed to the Company, and to retain all mail relating to the Collateral and forward all other mail to the Company, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Company’s policies of insurance and make all determinations and decisions with respect to such policies of insurance (other than decisions with respect to reduction or termination of coverage), and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the accounts of the Company directly with account debtors, vendors or contractors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as the Company’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and indefensibly paid and performed.

27

ARTICLE IX EVENTS OF DEFAULT	27

Section 9.01 Events of Default. If one or more of the following events (“Events of Default”) occurs:	27

ARTICLE X MISCELLANEOUS	31

Section 10.01 Notices. Except where telephonic notice is expressly permitted, all notices, requests and other communications provided for in this Agreement (and under the Basic Documents that make reference to this Section 10.01) shall be given or made in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by telecopy to the intended recipient as specified below its name on Annex 1 or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in any Basic Document, all such communications shall be deemed to have been duly given or made upon receipt.

31

Section 10.02 Expenses, Indemnification, Etc.	32

Section 10.03 Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any Note shall operate as a waiver of that right, remedy, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement and the Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

33

Section 10.04 Amendments, Etc. No provision of this Agreement may be waived, modified or supplemented except by a written instrument signed by the Company and Lender. Any modification, supplement or waiver shall be for such period and shall be subject to such conditions as shall be specified in the instrument effecting the same, and any such waiver shall be effective only in the specific instance and for the purpose for which given.	33

Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.	33

Section 10.06 Assignments and Participations.	33

Section 10.07 Survival. The obligations of the Company under Article IV and Section 10.02 shall survive the repayment of the Obligations. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in or pursuant to any Basic Document shall survive the making or deemed making of that representation and warranty, and Lender shall not be deemed to have waived, by reason of making any extension of credit, any Default that may arise by reason of that representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time that extension of credit was made.

34

Section 10.08 Agreements Superseded. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter of this Agreement.	34

Section 10.09 Severability. Any provision of this Agreement or the Note that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Notes, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction.	34

Section 10.10 Captions. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.	34

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to the Agreement by hand or by telecopy shall be as effective as the delivery of a fully executed counterpart of this Agreement.	34

Section 10.12 Treatment of Certain Information; Confidentiality. Lender agrees (on behalf of itself and each of its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for its own confidential information, any nonpublic information supplied to it by the Company pursuant to this Agreement that is identified by the Company as confidential at the time it is delivered to Lender; provided that nothing in this Agreement shall limit the disclosure of any such information (a) to the extent required by Governmental Rule, (b) to counsel for Lender, (c) to auditors or accountants, (d) to any other party to this Agreement or any Affiliate of that party, (e) in connection with any litigation to which any one or more of the parties to this Agreement is a party, (f) to any assignee or participant (or prospective assignee or participant) of Lender so long as that assignee or participant (or prospective assignee or participant) first executes and delivers to Lender an agreement substantially to the same effect as this Section 10.12, (g) to the extent that such information becomes publicly available (other than as a result of a breach of this Section 10.12) or is received from a source other than the Company or (h) with the consent of the Company.

34

Section 10.13 Governing Law; Submission to Jurisdiction.	34

Section 10.14 Waiver of Venue. The Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.	35

Section 10.15 Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) hereunder. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law.	35

Section 10.16 Waiver of Jury Trial. The Company hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

35

Section 10.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum. Rate.

35

Section 10.18 U.S. Patriot Act Notice. Lender hereby notifies the Company that, pursuant to the requirements of the U.S. Patriot Act, Lender is required to obtain, verify and record information that identifies the Company and the Pledgor, which information includes the name and address of the Company and the Pledgor and other information that will allow Lender to identify the Company and the Pledgor in accordance with the U.S. Patriot Act.	36